As filed with the Securities and Exchange Commission on May 10, 2011

Registration No. 333-______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ENZON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-2372868
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification Number)
organization)

20 Kingsbridge Road
Piscataway, New Jersey 08854
(Address, including ZIP Code, of registrant’s principal executive offices)

Enzon Pharmaceuticals, Inc. 2011 Stock Option and Incentive Plan
(Full title of the plan)

Andrew Rackear
Vice President, General Counsel and Secretary
Enzon Pharmaceuticals, Inc.
20 Kingsbridge Road
Piscataway, New Jersey 08854
(Name and address of agent for service)

(732) 980-4500
(Telephone number, including area code, of agent for service)

Copies to:
Kevin T. Collins, Esq.
Jenner & Block LLP
919 Third Avenue, 37th Floor
New York, New York 10022-3908

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value (1)	5,000,000	$11.64	$58,212,500	$6,758.47

(1)

One preferred stock purchase right will attach to and trade with each share of Common Stock sold in the offering. These rights are also covered by this Registration Statement and the value attributable to them, if any, is reflected in the market price of the Common Stock.

(2)

This Registration Statement covers the 5,000,000 shares of Common Stock available for future grants under the Enzon Pharmaceuticals, Inc. 2011 Stock Option and Incentive Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c) under the Securities Act based upon the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq Global Market on May 4, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information *

Item 2. Registrant Information and Employee Plan Annual Information *

* The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information. The following documents previously filed by the Registrant with the Commission are incorporated herein by reference:

a.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on March 16, 2011;

b.	All other reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the ”Exchange Act”) since December 31, 2010;

c.

The description of the Registrant’s Common Stock, par value $.01 per share, as contained in a registration statement on Form 8-A filed on October 29, 1984, as amended by Form 8-A/A filed on October 15, 1990, including any amendment or report filed for the purpose of updating such description; and

d.

The description of the Registrant’s Series B Preferred Stock Purchase Rights as contained in a registration statement on Form 8-A filed on May 22, 2002, as amended by the Forms 8-A/A filed by the Registrant on February 20, 2003, January 8, 2008, and July 24, 2009, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares of Common Stock have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Any such indemnified person’s rights to indemnification may not be eliminated after the occurrence of the act or omission giving rise to a claim in respect of which indemnification is sought, unless the relevant indemnification provision expressly permits such elimination.

Pursuant to the DGCL, if a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, such person must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. Article 10 of the Registrant’s certificate of incorporation, as authorized by Section 102(b)(7), provides that a director shall not be liable to the Registrant for breach of a fiduciary duty, except for liability:

▪	for any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders;

▪	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

▪	under section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions;

▪	for any transaction from which a director derived an improper benefit; or

▪	for any act or omission occurring prior to the date when Article 10 became effective.

Section 8.1 of the Registrant’s bylaws provides for the indemnification, to the fullest extent authorized by law, of any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, against expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement incurred in connection with such action or proceeding, by reason of the fact that such person is or was a director or officer of the Registrant. The Registrant’s Directors’ and Officers’ Liability Insurance, which is provided for under Section 8.3 of the Registrant’s bylaws, insures directors and officers against any liability arising out of such person’s status as a director or officer, and insures the Registrant against its obligations to indemnify its directors and officers. The Registrant also maintains indemnification agreements with certain of its directors and officers to indemnify them against liabilities which may arise by reason of their status or service as a director or officer.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings

A.	The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Piscataway, New Jersey, on this 10th day of May, 2011.

ENZON PHARMACEUTICALS, INC.

By:		/s/ Ralph del Campo

	Name:	Ralph del Campo

	Title:	Chief Operating Officer
(Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of the Registrant, hereby severally constitute and appoint Ralph del Campo and Andrew Rackear, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments to this Registration Statement on Form S-8, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in such capacities to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Chief Operating Officer
/s/ Ralph del Campo	(Principal Executive Officer)	May 10, 2011

Ralph del Campo

Vice President, Finance
/s/ Mark L. Ogden	(Principal Financial Officer and Principal Accounting Officer)	May 10, 2011

Mark L. Ogden

/s/ Alexander J. Denner	Chairman of the Board	May 10, 2011

Alexander J. Denner

/s/ Richard C. Mulligan	Vice Chairman of the Board	May 10, 2011

Richard C. Mulligan

/s/ Thomas F. Deuel	Director	May 10, 2011

Thomas F. Deuel

/s/ Robert LeBuhn	Director	May 10, 2011

Robert LeBuhn

/s/ Harold J. Levy	Director	May 10, 2011

Harold J. Levy

/s/ Robert C. Salisbury	Director	May 10, 2011

Robert C. Salisbury

/s/ Richard A. Young	Director	May 10, 2011

Richard A. Young

EXHIBIT INDEX

Exhibit No.		Reference No.
4.1	Amended and Restated Certificate of Incorporation, dated May 18, 2006, together with the Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated July 13, 2010	(1)

4.2	Second Amended and Restated Bylaws, effective March 11, 2011	(2)

4.3	Rights Agreement, dated as of May 17, 2002, between the Registrant and Continental Stock Transfer & Trust Company, as rights agent	(3)

4.4	First Amendment to the Rights Agreement, dated as of February 19, 2003, between the Registrant and Continental Stock Transfer & Trust Company, as rights agent	(4)

4.5	Second Amendment to the Rights Agreement, dated as of January 7, 2008, between the Registrant and Continental Stock Transfer and Trust Company, as rights agent	(5)

4.6	Third Amendment to the Rights Agreement, dated as of July 23, 2009, between the Registrant and Continental Stock Transfer and Trust Company, as rights agent	(6)

5.1	Opinion of Jenner & Block LLP *

23.1	Consent of KPMG LLP, independent registered public accounting firm *

23.2	Consent of Jenner & Block LLP (filed as part of Exhibit 5.1 hereto) *

24.1	Powers of Attorney (included in signature page) *

99.1	Enzon Pharmaceuticals, Inc. 2011 Stock Option and Incentive Plan *

99.2	Form of Non-Qualified Stock Option Agreement for Company Employees *

99.3	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors *

99.4	Form of Restricted Stock Unit Award Agreement for Company Employees *

99.5	Form of Restricted Stock Unit Award Agreement for Non-Employee Directors *

* Filed herewith.

Referenced exhibit was previously filed with the Commission as an exhibit to the Registrant’s filing indicated below and is incorporated herein by reference to that filing:

(1)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed August 9, 2010.

(2)	Current Report on Form 8-K, filed March 17, 2011.

(3)	Form 8-A12G (File No. 000-12957), filed May 22, 2002.

(4)	Form 8-A12G/A (File No. 000-12957), filed February 20, 2003.

(5)	Form 8-A12G/A (File No. 000-12957), filed January 8, 2008.

(6)	Form 8-A12G/A (File No. 000-12957), filed July 24, 2009.